Exhibit 20.1

Slade's Ferry Bancorp Establishes Reserves for
State Tax Liability
March 06, 2003  12:59:00 PM ET

Somerset, Massachusetts, March 6 /PRNewswire-FirstCall/ - Slade's Ferry Bancorp (NasdaqSC: SFBC) announced today that it will establish a liability in the first quarter of 2003 of approximately $1.3 million for additional state taxes, including interest (net of any federal tax deduction associated with such taxes and interest) as a result of new legislation that retroactively disallows the deduction for dividends received from a real estate investment trust subsidiary ("REIT") for fiscal years 1999 through 2002.

The liability is the result of new legislation signed yesterday by the Governor of Massachusetts that amends state law to disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on (or after) December 31, 1999. As a result of the new legislation, Slade's Ferry will also cease recording the tax benefits associated with the dividend deduction, effective for the 2003 tax year. As a result of the new legislation, Slade's Ferry expects that its effective tax rate for 2003 will increase by 1.6%.

The board of directors for Slade's Ferry Bancorp will support an industry legal challenge, and questions the constitutionality of the retroactive provision.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, the Company's belief that the new legislation will be challenged. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements as they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the control of Slade's Ferry and could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include, among others, the willingness and ability of Slade's Ferry and others to pursue a challenge to the new legislation. Slade's Ferry does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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                                  Ex. 20.1


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